Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

This Real Estate Purchase Agreement (this “Agreement”), dated as of January 22, 2016, is between Bluerock Real Estate, L.L.C., a Delaware limited liability company (“Buyer”), and AHB Apartments LLC, a Delaware limited liability company (“Seller”).

1.           Defined Terms; Interpretation.

(A)         Definitions of certain defined terms are provided throughout the text of this Agreement. Defined terms listed in this Section 1 have the meaning assigned to them below.

“Anti-Terrorism Law” means Executive Order 13224, as amended; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Pub.L. 107-56, 115 Stat. 272, as amended; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06 et seq.; the Iraqi Sanctions Act, Pub.L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. § 287c; the Antiterrorism and Effective Death Penalty Act, Pub.L. 104-132, 110 Stat. 1214, as amended; the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597.

“Condo CCR’s” means a restrictive covenant, in the form attached as Exhibit F, prohibiting the conversion of the Property to a condominium, cooperative or similar form of ownership for a period ending on March 18, 2022.

“Confidential Information” means (a) all information and materials furnished to Buyer or any of its affiliates or any of their respective Representatives by Seller, any of Seller’s members or any Representative of Seller or any of Seller’s members (including any materials delivered in accordance with Section 6(A)) and all information concerning the Property obtained by Buyer or any of its affiliates or any of their respective Representatives in connection with Buyer’s evaluation of the Property, together with any excerpt from or copy of such information that is prepared by Buyer or any of its affiliates or any of their respective Representatives and all written or electronically stored documentation prepared by Buyer or any of its affiliates or any of their respective Representatives based upon, reflecting or incorporating, in whole or in part, such information or the evaluation of the Property, except (x) information that was known to Buyer or any of its affiliates on a non-confidential basis prior to the execution of the Early Access Agreement, (y) information that is or becomes generally available to the public through no action by Buyer or any of its affiliates or any of their respective Representatives and (z) information that is or becomes available to Buyer on a non-confidential basis from a source other than the Seller, any of Seller’s members or any Representative of Seller or any of Seller’s members, which source Buyer believes is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation, and (b) the existence of this Agreement or the negotiations between Buyer and Seller for the transfer of the Property.

“Early Access Agreement” means that certain Early Access Agreement relating to the Property dated December 8, 2015 between Buyer and Seller.

“Easement Agreements” means (a) the Drainage Easement and Restriction Agreement recorded in Official Records Book 2830, Page 2171 of the Public Records of Okaloosa County, Florida, (b) the Access, Utilities and Drainage Easement recorded in Official Records Book 2830, Page 2186 of the Public Records of Okaloosa County, Florida and (c) the Operation and Easement Agreement recorded in Official Records Book 2830, Page 2221 of the Public Records of Okaloosa County, Florida.

“Environmental Law” means any law relating to the protection of the environment or, to the extent related to environmental conditions, human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; and similar laws of the State of Florida.

“Hazardous Materials” means (a) any substance that constitutes hazardous materials, hazardous waste or toxic waste within the meaning of any Environmental Law or that otherwise is subject to regulation under any Environmental Law and (b) regardless of whether it is so classified, any radioactive material, radon, asbestos, any medical waste, polychlorinated biphenyls (PCB’s), lead-based paint, urea formaldehyde foam insulation and petroleum or petroleum derivatives.

“Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and other improvements located on the Land, comprising a 340-unit multifamily apartment community commonly known as “Alexan Henderson Beach.”

“Intangibles” means all right, title, interest and estate of Seller in, to and under (a) all Service Contracts, to the extent assigned to Buyer at Close of Escrow; (b) all transferable plans and specifications, permits, licenses (including to the extent owned and assignable by Seller, software licenses for software operating on any equipment acquired by Buyer), approvals, utility rights, development rights and similar rights related to the Property, if any, whether granted by governmental authorities or private persons, (c) all telephone numbers and fax numbers with respect to the Property; (d) all assignable warranties and guaranties covering all or any part of the Property, excluding warranties and guaranties provided by any affiliate of Seller (including TCR NF Construction Limited Partnership), and (e) all escrow or reserve accounts held by Lender in connection with the Loan.

“Land” means the tract or tracts of land described in Schedule 1 to this Agreement and all related rights and appurtenances.

“Leases” means all leases and rental agreements permitting occupancy or use of any apartment unit or other space in the Improvements.

“Lender” means Western-Southern Life Assurance Company.

“Loan” means the existing loan in the original principal amount of $38,500,000 held by Lender and secured by the Property.

“Loan Assumption Documents” means all documents, instruments and other items actually required to cause the assignment and assumption of the Loan.

“Loan Documents” means the documents evidencing, governing or securing the Loan and listed on Schedule 3 of this Agreement.

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“Permitted Exceptions” means (a) the rights of tenants under Leases identified in the rent roll delivered at Close of Escrow, (b) the matters identified in the title commitment issued by the Title Company, to the extent approved or deemed approved by Buyer pursuant to the terms of Section 7 of this Agreement; (c) the standard printed exceptions common to the form of owner policy of title insurance, to the extent the same are not deleted in connection with the delivery by Seller of the standard form of owners’ title affidavit required by the Title Company pursuant to Section 5(B)(9); (d) the Loan Documents and the Loan Assumption Documents, (e) the rights under Service Contracts, to the extent assigned to Buyer at Close of Escrow; (f) the Condo CCR’s, (g) property taxes and assessments not yet due and payable as of Close of Escrow and (h) any matters created by Buyer or its affiliates or any of their respective representatives, consultants or contractors.

“Personalty” means all mechanical systems, fixtures, furniture, fittings, equipment, computer equipment, machinery, apparatus, appliances, tools, supplies, inventories, furnishings, equipment and other items of tangible personal property placed or installed on or about the Land or the Improvements and which are owned by Seller and used as a part of or in connection with the Land and Improvements, including, without limitation, all heating, ventilation and air conditioning compressors, engines, systems and equipment; any and all elevators; electrical fixtures, systems and equipment; and all plumbing fixtures, systems and equipment. Personalty shall exclude personal property that is owned by any tenants, former tenants or the management company, or which is leased pursuant to a Service Contract.

“Property” means the Land, the Improvements, the Personalty and the Related Assets.

“Related Assets” means all right, title, interest and estate of Seller in, to and under (a) all Leases and all guaranties of Leases; (b) all Rents due or allocable to any period after Close of Escrow; and (c) all Intangibles.

“Rents” means all rents, revenues, income, profits and receipts due under Leases or otherwise receivable by the owner of the Property for use or occupancy of, or any services rendered on, any of the Property.

“Representative” means, as to a party or its affiliates, any person who holds an ownership interest, either direct or indirect, in such party or any of its affiliates and any officer, director, trustee, manager, agent, employee, advisor, consultant, contractor or other person acting or purporting to act on behalf of the party or any of its affiliates.

“Retained IP” means the names “Trammell Crow Residential,” “Trammell Crow,” “Crow,” “TCR,” “Alexan” or any variation thereof, or the TCR logo or any variation thereof, or any other names, trademarks, trade names, trade logos of Seller or its affiliates, even if used in connection with the Property, and any written material containing any Retained IP.

“Service Contracts” means all contracts to which Seller is a party relating to the operation, maintenance or management of the Property, including any agreements for electric, gas, telephone, cable television, laundry services, security alarm monitoring, sewer, trash collection or similar services, supply contracts, and leasing brokerage agreements, except the property management agreement between Seller and its property manager, Greystar Real Estate Partners, LLC, which management agreement shall be terminated as of the Close of Escrow.

“Title Company” means Stewart Title Guaranty Company.

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(B)         When the context so requires in this Agreement, words of one gender include one or more other genders, singular words include the plural, and plural words include the singular. Use of the words “include” and “including” are intended as an introduction to illustrative matters and not as a limitation. References in this Agreement to “Sections” are to the numbered subdivisions of this Agreement, unless another document is specifically referenced. The word “party” when used in this Agreement means either Buyer or Seller unless another meaning is required by the context. The word “person” includes individuals, entities and governmental authorities. The word “governmental authority” is intended to be construed broadly and includes governmental agencies, instrumentalities, bodies, boards, departments and officers and individuals acting in any official capacity. The word “laws” is intended to be construed broadly and includes all codes, statutes, case law, rules, regulations, pronouncements, requirements, orders, directives, decisions, decrees, judgments and formal or informal guidance or interpretations of any court or governmental authority.

2.           Agreement to Purchase.

Buyer agrees to purchase the Property from Seller, and Seller agrees to sell the Property to Buyer, all on the terms provided in this Agreement. The Property does not include (and Seller is not obliged to convey) the Retained IP. Buyer may not use any of the Retained IP or any written or printed materials that contain the Retained IP, including any brochures or similar promotional materials located at the Property as of the Close of Escrow. Notwithstanding the preceding sentence, Buyer will have a period of 60 days after the Close of Escrow to remove and discard any signs at the Property containing any Retained IP.

3.           Purchase Price.

The purchase price to be paid by Buyer for the Property (the “Purchase Price”) is $53,700,000. The Purchase Price will be paid by (a) Buyer assuming the Loan and (b) payment by Buyer of cash or other immediately available funds in an amount equal to the excess of the Purchase Price over the principal balance of the Loan as of the Close of Escrow.

4.           Earnest Money.

Buyer agrees to deposit earnest money (“Earnest Money”) with the Escrow Agent as follows: (a) $250,000 within two business days after the date of this Agreement and (b) $250,000 within one business day following the end of the Feasibility Period. The Earnest Money is not refundable, except as otherwise provided in this Agreement. The Earnest Money will be invested in an interest-bearing account with a depository chosen by the Escrow Agent and acceptable to Buyer, and the earnings from such investments will be paid to Buyer as received. The Earnest Money will be applied as a credit against the Purchase Price if Close of Escrow occurs.

5.           Close of Escrow.

(A)         The purchase of the Property will be completed through an escrow to be opened with Madison Title Agency LLC, 1125 Ocean Avenue, Lakewood, NJ 08701 Attn. Daniela Graca ((732) 333-1026) (“Escrow Agent”). The escrow will be opened upon the deposit with the Escrow Agent of a copy of this Agreement executed by Buyer and Seller. Subject to any extension allowed by other provisions of this Agreement, the Close of Escrow will take place on a date (the “Closing Date”) selected by Buyer (with advance notice to Seller of at least five business days) that is no more than 30 days after the later of (x) the Lender’s approval of Buyer’s assumption of the Loan and (y) the end of the Feasibility Period. As used in this Agreement, “Close of Escrow” means recording of the Deed (as defined below) and all applicable Loan Assumption Documents by the Escrow Agent and the payment to Seller of the Purchase Price (net of adjustments allowed by this Agreement) in accordance with Section 3 of this Agreement.

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(B)         Prior to Close of Escrow, Seller will deposit with the Escrow Agent the following items (collectively, the “Seller Closing Documents”):

(1)         a special warranty deed, in the form attached to this Agreement as Exhibit A, executed and acknowledged by Seller, conveying to Buyer the Land and the Improvements (the “Deed”);

(2)         a bill of sale, in the form attached to this Agreement as Exhibit B, executed by Seller, conveying the Personalty to Buyer;

(3)         an assignment of leases and rents, in the form attached to this Agreement as Exhibit C, executed and acknowledged by Seller, conveying to Buyer all right, title, interest and estate of Seller in, to and under all Leases, all guaranties of Leases and all Rents allocable to the period after Close of Escrow;

(4)         an assignment, in the form attached to this Agreement as Exhibit D, executed by Seller, conveying to Buyer all right, title and interest of Seller in, to and under the Service Contracts (to the extent being assigned to Buyer) and Intangibles;

(5)         a notice to tenants at the Property duly executed by Seller, in the form attached hereto as Exhibit E;

(6)         a notice to all vendors under Service Contracts to be assumed or terminated in a form acceptable to Buyer;

(7)         such documents as the Title Company may require to establish the authority of Seller to complete the transfer of the Property contemplated by this Agreement;

(8)         all Loan Assumption Documents required of the Seller to cause the assignment and assumption of the Loan, with the consent of Lender, as contemplated by this Agreement;

(9)         such owner’s statements, title affidavits, gap undertakings and other affidavits and certifications as the Title Company may reasonably require in order to issue the Title Policy and any customary endorsements thereto and/or any endorsement to the mortgagee’s policy held by the Lender;

(10)        an affidavit, dated the date of Close of Escrow and executed by an appropriate representative of Seller under penalty of perjury, stating that Seller is not a person with respect to whom withholding is required under Section 1445 of the Internal Revenue Code;

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(11)        an updated rent roll (containing the information contemplated by the form attached as Schedule 2 to this Agreement), dated to be effective not earlier than two business days prior to Close of Escrow;

(12)        A closing statement prepared in writing by Escrow Agent and approved in writing by Seller; and

(13)        Such disclosures and reports as are required by applicable state and local law in connection with the sale, transfer and conveyance of the Property, if any.

(C)         Prior to Close of Escrow, Buyer will deposit with the Escrow Agent (a) the Purchase Price, net of credit for the Earnest Money, the principal balance of the Loan then outstanding and adjustments for prorations and other items charged or credited to Buyer in accordance with this Agreement and (b) the following documents (collectively, the “Buyer Closing Documents”):

(1)         such documents as the Title Company or Lender may require to establish the authority of Buyer to complete the transfer of the Property contemplated by this Agreement;

(2)         all Loan Assumption Documents required of the Buyer to cause the assignment and assumption of the Loan, with the consent of Lender, as contemplated by this Agreement, and such other documents as the Lender requires of Buyer in connection with the transfer of the Property to Buyer;

(3)         an instrument (the “Assumption”), in the form attached to this Agreement as Exhibit F, executed by Buyer, assuming Seller’s obligations under all Leases and all Service Contracts (to the extent being assigned to Buyer) and the Loan;

(4)         a notice to tenants at the Property duly executed by Buyer, in the form attached hereto as Exhibit E;

(5)         A closing statement prepared in writing by Escrow Agent and approved in writing by Buyer; and

(6)         Such disclosures and reports as are required by applicable state and local law in connection with the sale, transfer and conveyance of the Property, if any.

(D)         Documents and funds deposited in escrow under Section 5(B) or 5(C) will be returned to the person who deposited them if Seller or Buyer terminates its obligation to complete the transfer of the Property contemplated by this Agreement under circumstances allowed by this Agreement.

(E)         The Escrow Agent will close escrow on the Closing Date if all conditions specified in this Agreement have been satisfied or waived by (a) delivering the Deed for recording, with instructions to deliver the Deed to Buyer after recording, (b) paying Seller the Purchase Price net of the principal balance of the Loan then outstanding and adjustments for prorations and other items charged or credited to Seller in accordance with this Agreement, (c) delivering to Seller the Buyer Closing Documents (other than the Loan Assumption Documents) and copies of the Loan Assumption Documents, (d) delivering to Buyer the Seller Closing Documents (other than the Deed and the Loan Assumption Documents) and a copy of the Deed and Loan Assumption Documents and (e) delivering to the Lender the Loan Assumption Documents.

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(F)         Simultaneously with the Close of Escrow, Seller will deliver to Buyer, outside of the closing escrow, originals or, if originals are not in Seller’s possession or control, copies of (a) all Service Contracts assigned to Buyer, (b) certificates of occupancy for the Property, and documents evidencing other permits, licenses, approvals, utility rights, development rights and similar rights related to the Property, if any, transferred to Buyer, all to the extent in the possession of Seller, (c) all Leases and all guaranties of Leases and (d) all assignable warranties and guaranties covering all or any part of the Property that are transferred to Buyer.

(G)         Immediately following Close of Escrow, Buyer will deliver to each tenant of the Property the fully executed tenant notice letter described above notifying the tenant of the transfer of the Property and advising the tenant that Buyer has assumed responsibility for Tenant Payments (as defined below).

6.           Feasibility Period; Conditions for Close of Escrow.

(A)         To the extent not previously provided to Buyer, Seller shall deliver to Buyer, within two business days after the date of this Agreement, copies of the due diligence materials listed in Schedule 4. Buyer acknowledges that all materials made available by Seller or its affiliates or any of their respective Representatives, including the materials described in this Section 6(A), are provided to Buyer without representation or warranty as to the accuracy or completeness thereof or sufficiency for the purposes for which Buyer uses such materials, except as otherwise specifically provided in this Agreement.

(B)         On or before the period ending on January 25, 2016 (the “Feasibility Period”) Buyer, in its sole discretion, shall have the right to elect whether to proceed to complete the acquisition of the Property or to terminate this Agreement, if Buyer is not satisfied with the Property or any matter relating to the Property or for any other reason. Buyer may exercise its right under this Section 6(B) by (a) giving written notice to Seller at any time during the Feasibility Period of its election to not proceed with the transaction (the “Termination Notice”), (b) by failing on or before the end of the Feasibility Period to provide Seller with a written notice (the “Acceptance Notice”) that Buyer is waiving its rights to terminate this Agreement under this Section 6(B) and electing to proceed to Close of Escrow, which failure to provide such Acceptance Notice shall be deemed an election to terminate or (c) by failing to deposit the second installment of the Earnest Money within one business day following the end of the Feasibility Period, which failure will be conclusively deemed an election by Buyer to terminate this Agreement pursuant to this Section 6(B) (and such failure shall not constitute a default hereunder even if Buyer shall have provided an Acceptance Notice). If Buyer terminates (or is deemed to terminate) its obligation to complete the acquisition of the Property pursuant to this Section 6(B), (a) this Agreement shall terminate with the consequences provided in Section 16, (b) $100 of the Earnest Money will be paid to Seller as consideration for holding the Property available for Buyer and (c) the remainder of the Earnest Money will be returned to Buyer. If Buyer elects to proceed by providing Seller with the Acceptance Notice and paying the second installment of the Earnest Money, then Buyer shall be deemed to have waived its rights to terminate this Agreement under this Section 6(B) and shall, subject to any other applicable terms of this Agreement, proceed to Close of Escrow.

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(C)         Buyer and its representatives, advisors, consultants and contractors may enter upon the Property upon reasonable notice to Seller to make such inspections and tests regarding the Property as Buyer deems necessary or desirable (including, without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, Phase I environmental assessments and surveys, including topographical surveys), subject to applicable rights of tenants to exclude or limit such inspections and tests. Buyer shall obtain Seller’s approval before undertaking any intrusive, destructive or invasive testing, including any soil borings, air quality or microbial sampling or any environmental testing; provided, however, that nothing herein is intended to preclude Buyer from undertaking any radon testing at the Property. Seller or Seller’s designee may (but shall not be required to) accompany Buyer and any of Buyer’s representatives, advisors, consultants and contractors upon entry onto the Property. For purposes hereof, Buyer shall provide Donna Kruger and Nyla Westlake, Seller’s designated representatives, with reasonable advance notice (at least 24 hours’ electronic notice shall be deemed reasonable) of any anticipated entry by Buyer or its representatives onto the Property. Damages to the Property resulting from any inspection or testing conducted by or at the direction of Buyer will be repaired by Buyer so that the Property is restored to its condition immediately prior to such inspection or testing. Buyer will indemnify, defend and hold harmless Seller, Seller’s members and Seller’s property manager (the “Seller Parties”) against any claim arising out of activities conducted at the Property by Buyer and its representatives, advisors, consultants and contractors and related damage, liability, obligation, claim, suit, cause of action, judgment, settlement, penalty, fine or cost or expense (including reasonable fees and disbursements of attorneys and other professionals and court costs); provided that Buyer will not be responsible for indemnifying, defending or holding harmless the Seller Parties with respect to (w) the mere discovery or inadvertent disturbance of pre-existing conditions at the Property, including Hazardous Materials or mold or microorganisms, or any violation of environmental laws at the Property, (x) defects in the Property, (y) noncompliance of the Property with applicable laws or (z) any matters caused by the gross negligence or willful misconduct of any of the Seller Parties. Prior to any entry onto the Property, Buyer shall provide Seller with evidence that Buyer and any representative, advisor, consultant or contractor that Buyer brings onto the Property maintains liability insurance with coverage in an amount not less than $2,000,000 and that Seller and its property manager have been named as additional insureds under such insurance.

(D)         Buyer shall notify Seller in writing prior to the expiration of the Feasibility Period of which, if any, Service Contracts Buyer wants terminated at or prior to Close of Escrow. If Buyer fails to provide such written notice to Seller prior to the expiration of the Feasibility Period, then Buyer shall be deemed to have elected to assume all of the Service Contracts. In the event that Buyer elects to terminate any Service Contracts, Seller will cancel such Service Contracts at Seller’s expense. Notwithstanding anything in this Section 6(D) to the contrary, (i) Buyer shall assume those Service Contracts identified as “non-terminable” on Schedule 5 and may not, despite the foregoing, request termination of those Service Contracts and (ii) Seller shall terminate any property management or leasing brokerage agreements for the Property.

(E)         Buyer agrees that, until it acquires the Property, (a) Buyer and its affiliates will keep and use reasonable efforts to ensure that their respective Representatives will keep all Confidential Information confidential, (b) neither Buyer or any person affiliated with Buyer or any of their respective Representatives will use any Confidential Information in any manner detrimental to Seller, any of Seller’s members or any affiliate of any of Seller or any of Seller’s members and (c) Buyer, its affiliates and the respective Representatives of Buyer and its affiliates will not use the Confidential Information other than in connection with Buyer’s evaluation of the Property and closing of Buyer’s purchase of the Property; provided that Buyer may disclose Confidential Information (x) to its affiliates and the respective Representatives of Buyer and its affiliates on a “need to know” basis in connection with Buyer’s evaluation of the Property and closing of Buyer’s purchase of the Property, (y) to any person who Buyer requests to provide financing for the Property and prospective investors and their advisors and (z) as required to comply with reporting obligations imposed by law or undertakings to investors or creditors in connection with the business of Buyer or its affiliates or to respond to a subpoena, civil investigative demand or similar process issued to Buyer or any of its affiliates or any of their respective Representatives.

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(F)         Buyer and Seller each agrees that it will not disclose, nor will it allow any of its affiliates to disclose, and will use reasonable efforts to not allow any of the respective Representatives of it or any of its affiliates to disclose, the existence of this Agreement or the Early Access Agreement or the negotiations between Buyer and Seller for the transfer of the Property, with the exception that disclosure may be made by a party to (a) its affiliates and any of the respective Representatives of it or any of its affiliates on a “need to know” basis in connection with Buyer’s evaluation of the Property and closing of Buyer’s purchase of the Property, (b) in the case of Buyer, to any person who Buyer requests to provide financing for the Property and prospective investors and their advisors, (c) in the case of Seller, to the investors in Seller and (d) as required or deemed appropriate to comply with reporting obligations imposed by law or undertakings to investors or creditors in connection with the business of the party or its affiliates or to respond to a subpoena, civil investigative demand or similar process issued to the party or any of its affiliates or any of their respective Representatives.

(G)         As a condition to any disclosure under Sections 6(E) or 6(F), (a) the person making the disclosure shall inform the person to whom the disclosure is made of the confidential nature of the Confidential Information disclosed and of the obligations in that respect under this Agreement and shall direct the person to whom the disclosure is made to treat the Confidential Information disclosed as confidential and not to disclose the Confidential Information to any person other than as authorized by this Section 6 and (b) if the disclosure is pursuant to a subpoena, civil investigative demand or similar process, the person shall promptly upon receipt of the subpoena, demand or process (x) notify the other party (or each party if the person making the disclosure is not a party), (y) reasonably cooperate (at no cost to such party) in any efforts by the other party (or either party if the person making the disclosure is not a party) to obtain a protective order or other assurance that confidential treatment will be accorded the Confidential Information to be disclosed under the subpoena, demand or process and (z) if requested, use reasonable efforts (at no cost to such party) to obtain confidential treatment for the Confidential Information so disclosed.

(H)         Buyer’s obligation to purchase the Property is conditioned on satisfaction or waiver by Buyer of the following conditions:

(1)         Buyer has received an estoppel with respect to each Easement Agreement from the owner of the property burdened by the Easement Agreement, each such estoppel acceptable to Buyer in its sole discretion, and providing that each such Easement Agreement (a) has not been amended in any way and (b) is in full force and effect with no currently outstanding defaults or amounts due thereunder;

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(2)         all representations of Seller contained in this Agreement are accurate in all material respects at the time of the Close of Escrow as if made again at that time, except (a) representations and warranties with respect to the rent roll (which will be supplanted by the rent roll delivered at Close of Escrow) and (b) representations and warranties regarding suits and similar proceedings to the extent they would cover routine litigation related to disputes with tenants or vendors or minor accidents on or around the Property that, either individually or in the aggregate, are not likely to have a material adverse effect upon the Property (and for which the Seller has, at Buyer’s request, provided assurances acceptable to Buyer, including any applicable indemnities, that any such matters will be resolved at Seller’s expense and without liability to Buyer), (c) other representations and warranties that have become incorrect as a result of the acts or omissions of Buyer and (d) other representations and warranties that relate to matters that are contemplated by the terms of this Agreement to potentially change as a result of permitted operations at the Property (e.g. the possibility of new Service Contracts) or that are expressly deemed by the terms of this Agreement to not constitute an actionable breach (e.g. the default by a vendor under any Service Contract) (the matters described in clauses (a) through (d), hereinafter “Permitted Modifications”);

(3)         Seller performs all of the material obligations to be performed by Seller under this Agreement at or before Close of Escrow; and

(4)         the Title Company is irrevocably committed to issue both the Title Policy for the Property and any required endorsements to the mortgagee’s title policy in connection with the assumption of the Loan conforming to the requirements of this Agreement or the requirements of the Lender, as applicable.

If the conditions in this Section 6(H) are not satisfied as of the Closing Date and are not waived, Seller may, by written notice to Buyer, extend the Closing Date for up to 10 days (or such longer period approved by Buyer in its sole discretion) to allow for correction of the matter; as long as any such extension will not have an adverse effect on the approval of the assumption of the Loan. If the conditions in this Section 6(H) are not satisfied as of the Closing Date (as extended by Seller, if applicable), Buyer may, in addition to any other remedial rights available under this Agreement, terminate its obligation to complete the purchase of the Property and receive a refund of all Earnest Money.

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(I)         Seller’s and Buyer’s respective obligation to complete the sale and acquisition of the Property are conditioned on the following (collectively, the “Assumption Approval”): (a) the Lender approving the transfer of the Property to Buyer subject to the Loan, consenting to the assumption of the Loan by Buyer (on terms acceptable to Buyer as described herein) and waiving any right to accelerate the Loan or declare the Loan to be in default, and (b) the Lender releasing Seller and its affiliates (including CFP Residential, L.P. and J. Ronald Terwilliger) from liability for obligations under the Loan Documents on terms acceptable to Seller. In connection therewith, Buyer agrees to make written application to the Lender for the Assumption Approval promptly after execution of this Agreement and in any case within 10 days after the date of this Agreement; to provide Lender with such information concerning Buyer and its affiliates as Lender reasonably requests; to secure agreements from affiliates of Buyer satisfactory to Lender for non-recourse carve-out guaranties, environmental indemnities and similar obligations on terms substantially like those included in the Loan Documents; and to diligently pursue the Assumption Approval. Buyer shall thereafter proceed and continue in good faith to attempt to obtain a written commitment (and drafts of the proposed Loan Assumption Documents) from Lender for the assumption of the Loan by Buyer on terms satisfactory to Buyer in its sole discretion, which terms shall include, in Buyer’s discretion, applicable modifications to the existing Loan Documents to meet the transaction specific requirements of Buyer, which requested revisions to the existing Loan Documents shall be submitted to the Lender and Seller no later than January 25, 2016. Seller shall reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain the Assumption Approval, including the execution and delivery of all applicable documents, certificates, financials and other materials reasonably required by Lender in connection therewith. In connection with the assumption of the Loan, Seller shall assign to Buyer all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loan to the extent Lender retains such reserves, impounds and other accounts for the benefit of Buyer under the Loan and Seller will be entitled to a credit in connection therewith in accordance with Section 8(D). All costs, fees and expenses of Lender, including any assumption fee, in a maximum amount of one and one half percent of the principal balance of the Loan as of Close of Escrow, incurred in connection with the Assumption Approval shall be payable by Buyer in accordance with the terms of Section 8(A). If by the expiration of the period from the date of this Agreement through March 8, 2016 (the “Financing Period”), Lender has not granted the Assumption Approval for any reason (or if prior to the end of the Financing Period Lender has expressly finally rejected the Assumption Approval), then Buyer or Seller may terminate this Agreement (with the consequences provided in Section 16) by delivering written notice of termination to the other, in which event the Earnest Money shall be released to Buyer. The foregoing notwithstanding, if the Lender has not, as of the end of the Financing Period, provided the parties with a final determination with respect to the Assumption Approval and Seller elects to terminate this Agreement in accordance with the foregoing sentence, Buyer may, within two days thereafter, provide Seller with written notice electing to extend the Financing Period for up to an additional 30 days, provided that, in the event that Buyer provides such notice, the Earnest Money shall no longer be refundable to Buyer as a result of the failure of the Buyer to obtain the Assumption Approval described in this Section 6(I) if the Assumption Approval is not obtained prior to the end of the extended Financing Period. Upon timely receipt of Assumption Approval, Buyer shall have no right or opportunity to terminate this Agreement pursuant to this Section 6(I) and the transaction shall proceed to Close of Escrow, subject to the terms and conditions of this Agreement.

7.           Title and Survey Matters.

(A)         Buyer, should it elect to or be required to do so, will order and pay for updates to the existing surveys provided to the Buyer pursuant to Section 6(A) (the “Existing Surveys”) or any new survey(s).

(B)         Buyer shall obtain at Buyer’s expense, a title commitment, together with legible copies of all exceptions identified therein (the “Title Commitment”), issued by the Title Company for the Title Policy (as defined below) meeting the requirements set forth in Section 7(D) below.

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(C)         During the period expiring on January 25, 2016 (the “Title Objection Period”), Buyer may approve or disapprove the title to the Property as established by the Title Commitment, the Existing Surveys and any update to the Existing Surveys. Buyer agrees to immediately notify Seller in writing of Buyer’s approval or disapproval of Seller’s title no later than the end of the Title Objection Period. If Buyer has not notified Seller of its approval or disapproval within the Title Objection Period, then Buyer shall be deemed to have approved the current status of Seller’s title (except for Monetary Liens, as defined below). In the event Buyer disapproves of any title exceptions in writing to Seller on or before the end of the Title Objection Period, Seller may notify Buyer in writing within three business days of receipt of the notice of Buyer’s disapproval (the “Response Deadline”), whether Seller will cure any title objections other than Monetary Liens prior to or at Close of Escrow, provided that Seller shall be deemed to have elected not to cure any of Buyer’s title objections other than Monetary Liens if Seller fails to deliver such notice by the Response Deadline. If Seller elects to cure or, in the case of any Monetary Liens, is obligated to cure any such objections, then Seller shall cure and shall have until the Close of Escrow to cure such objections. If Seller timely elects to cure only some of the objections or fails to respond to Buyer’s title objections altogether, then, at the option of Buyer, evidenced by written notice to Seller given within three business days after the Response Deadline, Buyer may, as Buyer’s sole remedy, (i) elect to terminate the transaction contemplated hereby, in which event the Earnest Money shall be refunded to Buyer as Buyer’s sole and exclusive remedy and Section 16 shall govern the parties’ continuing rights or obligations hereunder, or (ii) waive any such objections (except Monetary Liens) and elect to close the transaction contemplated hereby and receive the instruments required herein from Seller irrespective of such title objections (except Monetary Liens) and without reduction to the Purchase Price. Buyer shall have the right to re-examine title prior to Close of Escrow and notify Seller no later than Close of Escrow of any title objections not caused by Buyer or its affiliates (other than Permitted Exceptions) which first appear of record after the effective date of Buyer’s initial title examination and before Close of Escrow and the same procedure outlined above shall apply to any new title objections. Seller shall have no obligation to cure or remove any title or survey objections raised by Buyer (other than Monetary Liens) unless Seller in writing agrees to so cure and remove. The Close of Escrow shall not be extended for purposes of this Section 7(C), except as reasonably agreed to by Buyer and Seller in order to complete the review and objection process applicable to any new title exceptions arising after the initial Title Objection Period. Notwithstanding anything in this Section 7(C) to the contrary, if the parties proceed to Close of Escrow, then other than with respect to the Loan to be assumed by Buyer, Seller shall cause to be satisfied and released or insured over all monetary liens resulting by, through or under the acts of Seller (collectively, “Monetary Liens”), and it shall be a condition of Buyer’s obligation to close that all Monetary Liens are released or otherwise “bonded around” or insured over to Buyer’s satisfaction at Close of Escrow. If Seller fails to cure any Monetary Liens or other title exceptions that Seller has elected to cure, Buyer shall have the right, in addition to its other rights under Section 11(B) as a result of such default by Seller, to require that all or a portion of the cash portion of the Purchase Price be applied to discharge any such obligations at Close of Escrow.

(D)          Buyer’s obligation to close shall be conditioned upon the willingness of the Title Company to issue, upon payment of its premium, an ALTA Extended Coverage Owner’s Policy, together with such endorsements thereto as may be reasonably requested by Buyer, insuring Buyer in the amount of the Purchase Price that fee simple title to the Land and Improvements is vested in Buyer, subject only to the Permitted Exceptions (collectively, the “Title Policy”). Seller will pay the premium for the Title Policy, including any charge for endorsements obtained at Seller’s request to cure any title exceptions. Buyer will be responsible for the premium for any mortgagee title insurance or endorsement to the existing mortgagee title insurance that is required by the Lender and for any endorsements obtained by Buyer at Buyer’s election.

8.           Closing Costs and Prorations.

(A)         In addition to the title related expenses allocated to Seller as described in Section 7, Seller will pay one-half of any escrow fee charged by the Escrow Agent and all transfer or documentary stamp taxes. In addition to the title related expenses allocated to Buyer as described in Section 7, Buyer will pay one-half of any escrow fee charged by the Escrow Agent, all survey related costs, all title review or research fees, all recording fees and taxes, and any fees charged by Lender (including any assumption fee, in a maximum amount of one and one half percent of the principal balance of the Loan as of Close of Escrow), and Lender’s costs and expenses (including title charges and attorneys’ fees) in connection with the assumption of the Loan. Buyer and Seller each will pay its own attorneys’ fees, subject to Section 17(B). Buyer will pay all costs of its due diligence review. Other costs will be paid by Seller or Buyer, as applicable, as specified by other provisions of this Agreement or, if no provision is made in this Agreement, in accordance with local custom.

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(B)         Seller and Buyer will prorate all collected Rents, interest on the Loan and all expenses of operation of the Property (including utilities, leasing commissions and property taxes and assessments), except for insurance premiums and property management fees. Amounts allocable to the Closing Date will be for the account of Buyer. If, at the time of the Close of Escrow, the tax rate or the assessed valuation of Property has not been fixed, the apportionment of taxes will be upon the basis of the most recently established tax rate applied to the latest assessed valuation. Within thirty (30) days after receipt of the current year’s tax or assessment bill, Buyer shall deliver a copy to Seller and Buyer shall refund to Seller any amount overpaid by Seller, or Seller shall pay to Buyer the amount of any deficiency in the proration. If an estimated proration was made with respect to taxes, the provisions of this Section 8(B) shall survive the Close of Escrow for a period expiring thirty (30) days following issuance of the current year’s tax or assessment bill. If any expenses (other than taxes) cannot be determined finally as of Close of Escrow, such expense will be prorated on the best available information. Adjustments to the prorations (other than taxes) will be made from time to time after Close of Escrow to take account of final information as to expenses estimated as of Close of Escrow or to adjust Rents or expenses that were not included in the prorations done at the Close of Escrow, and Buyer or Seller, as applicable, will pay the other on demand such amounts as may be appropriate based on such adjustments, together with interest at 10% per annum from the date of demand if such amount remains unpaid more than 10 days after demand. Any reproration of expenses (other than taxes) must be completed (and this Section 8(B) will survive the Close of Escrow) within 90 days after Close of Escrow and, subject to Section 8(C), neither Buyer nor Seller will be entitled to request a payment on account of reprorations after such date(s).

(C)         Rents delinquent as of Close of Escrow will not be prorated. Rents collected after Close of Escrow by Buyer or Seller must be applied first against Rents attributable to the period after Close of Escrow, until all of such Rents have been collected, and then to Rents attributable to the period before Close of Escrow. The party collecting such Rents will remit to the other party any Rents collected by the collecting party that, in accordance with this Section 8(C) are allocable to the non-collecting party.

(D)         Buyer will be entitled to a credit through the closing escrow for all refundable deposits under Leases and advance payments of Rent (collectively, “Tenant Payments”) held by Seller as of Close of Escrow. Nonrefundable deposits, fees and upfront payments will not be prorated, nor will Buyer be entitled to a credit on account of such amounts. Seller will be entitled to a credit through the closing of escrow for the balance as of Close of Escrow of all escrow and reserve accounts held by Lender in connection with the Loan (to the extent that Lender retains such reserves and escrows for the benefit of Buyer under the Loan).

(E)         Seller shall place, or cause to be placed, any units at the Property that are vacated at least five business days prior to Close of Escrow in “rent ready condition,” failing which Buyer shall receive a credit at Close of Escrow equal to the sum of $750 per unit that is not in such rent ready condition. A representative of Seller and Buyer shall walk the vacant units two days before the Close of Escrow to determine which vacant units are not rent ready, if any. For the purposes of this Section 9(E) “rent ready condition” shall mean: interior carpets have been cleaned or replaced where necessary, freshly painted interior walls, working kitchen and other appliances (and water heaters and HVAC to the extent such items serve only the individual vacant unit(s)), and no material damage to the doors, walls, ceilings, floors or windows inside such vacant units.

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9.           Representations and Warranties.

(A)         In order to induce Buyer to enter into this Agreement and to complete the transfer of the Property contemplated by this Agreement, Seller represents and warrants to Buyer that, as of the date of this Agreement:

(1)         Seller has been duly organized and is validly existing under the laws of the State of Delaware and is qualified as a foreign limited liability company under the laws of the State of Florida. Seller has the limited liability company power to enter into this Agreement, to perform its obligations under this Agreement and to complete the transfer of the Property contemplated by this Agreement. Seller has taken all limited liability company action necessary to authorize the execution and delivery of this Agreement, the performance by Seller of its obligations under this Agreement and the completion of the transfer of the Property contemplated by this Agreement.

(2)         This Agreement has been duly executed and delivered by Seller and constitutes a valid, binding and enforceable obligation of Seller, subject to bankruptcy and other debtor relief laws and principles of equity.

(3)         The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement and the completion of the transfer of the Property contemplated by this Agreement will not result in (a) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Seller is party or by which Seller or the Property is bound (subject to any applicable approvals of Lender and any vendor under any Service Contract that is assigned to Buyer) or (b) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Seller or any judgment, order or decree of any court or governmental authority that is binding on Seller.

(4)         There is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Seller, threatened against Seller by or before any court or governmental authority (a) affecting the Property or arising out of the development, construction, financing, operation, maintenance or management of the Property or (b) that would prevent or hinder the performance by Seller of its obligations under this Agreement or the completion of the transfer of the Property contemplated by this Agreement.

(5)         Except for consents required under the Loan Documents and Service Contracts (as to which Seller makes no representation) and consents, approvals, authorizations and filings already completed, Seller is not required to obtain any consent, approval or authorization from, or to make any filing with, any person (including any governmental authority) in connection with, or as a condition to, the execution and delivery of this Agreement, the performance by Seller of its obligations under this Agreement or the completion of the transfer of the Property contemplated by this Agreement.

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(6)         To the knowledge of Seller, except as disclosed in the environmental reports to be delivered to Buyer in accordance with Section 6(A), (a) no Hazardous Material is present on the Property or in the soil, soil vapor, ambient air or ground water under or above the Property in violation of any Environmental Law, (b) the Property has never been used for processing, treatment, generation, production, disposal or storage of any Hazardous Material in violation of any Environmental Law, (c) the Property is not currently in violation of any Environmental Law, nor has any violation of any Environmental Law related to the Property occurred in the past, except a violation which has been corrected and in respect of which all required remedial action has been completed and paid for and all fines, penalties and damages, if any, have been paid and (d) there is no underground storage tank containing Hazardous Materials located on the Land.

(7)         To the knowledge of Seller, the operating statements to be delivered by Seller in accordance with Section 6(A) will fairly present the results of operations of the Property for the period indicated in all material respects.

(8)         To the knowledge of Seller, Seller has not received written notice (i) from any governmental authority stating that Seller is not in compliance with all material licenses or permits necessary to operate the Property in material compliance with applicable laws and otherwise as presently operated, (ii) from any federal, state or local governmental authority regarding any zoning, safety, building, fire, environmental or health code violations with respect to the Property which have not been heretofore corrected or (iii) of any uncured violation of any declaration of covenants, conditions and restrictions, reciprocal easement agreements or similar instrument governing or affecting the use, operation, maintenance, management or improvement of all or any portion of the Property.

(9)         Copies of the due diligence materials listed in Schedule 4 and delivered to Buyer pursuant to Section 6(A) (or pursuant to the Early Access Agreement) are true, accurate and complete copies of such materials in Seller’s possession or control.

(10)        The rent roll attached as Schedule 2 to this Agreement is accurate in all material respects as of its date. The copies of the Leases which have been, or will be, delivered by Seller to Buyer are, and will be, true, correct and complete copies of the Leases in Seller’s possession or control. Except as expressly set forth on the Rent Roll and the future concessions report provided to Buyer as to any existing tenants in occupancy (but expressly excluding any applicants that are not yet parties to a Lease or tenants who have not taken occupancy), (i) there are no unpaid or outstanding rent concessions or other monetary considerations given to the tenants, (ii) there are no unpaid rents due for any period prior to the date of this Agreement, (iii) Seller is not in default under any of the Leases and, to Seller’s knowledge, none of the tenants under the Leases is in monetary default thereunder, (iv) no rents or other payments have been collected more than one month in advance and (v) no rents or other deposits are held by Seller, except security deposits described on the Rent Roll or prepaid rent for the current month.

(11)        To Seller’s knowledge, the list of Service Contracts attached hereto as Schedule 5 is a true, correct and complete list of all Service Contracts, other than any property management or leasing brokerage agreements for the Property. Seller is not in default under any of the Service Contracts and, to Seller’s knowledge, no other party is in default under the Service Contracts; provided, however, that any default by any vendor under a Service Contract occurring between the Effective Date and Close of Escrow shall not constitute a breach of this representation and warranty.

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(12)        Except for the rights granted to Buyer under this Agreement, Seller has not granted any person or entity any options, rights of first refusal or other purchase rights with respect to the Property.

(13)        Seller has not received written notice concerning any existing or proposed special assessments or similar taxes, charges or assessments against the Property or any utility service moratoriums or other moratoriums affecting the Property.

(14)        Seller has not received any written notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer.

(15)        Neither Seller nor any person holding a direct or indirect ownership interest in Seller is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, any Anti-Terrorism Law or any list issued by any department or agency of the United States of America in connection with any Anti-Terrorism Law.

(16)        To Seller’s knowledge, no material default or breach exists under any Loan Document beyond any applicable cure period, nor does there exist any material default or breach, or any material event or circumstance, which with the giving of notice or passage of time, or both, would constitute a material default or breach by Seller or, to Seller’s knowledge, any other party under any of the Loan Documents.

(17)        To Seller’s knowledge, with respect to each Easement Agreement from the owner of the property burdened by the Easement Agreement, each such Easement Agreement (a) has not been amended in any way and (b) is in full force and effect with no currently outstanding defaults or amounts due thereunder.

As used in this Section 9(A), the phrase “knowledge of Seller” and similar expressions means the actual knowledge of Nyla Westlake, the person associated with the Seller that has the day to day operational oversight of the Property, without implication of inquiry of any sort and without imputation of knowledge of others.

(B)         In order to induce Seller to enter into this Agreement and to complete the transfer of the Property contemplated by this Agreement, Buyer represents and warrants to Seller that, as of the date of this Agreement:

(1)         Buyer has been duly organized and is validly existing under the laws of the State of Delaware and is, or by Close of Escrow will be, qualified to transact business as a foreign limited liability company in the State of Florida. Buyer has the limited liability company power to enter into this Agreement, to perform its obligations under this Agreement and to complete the acquisition of the Property contemplated by this Agreement. Buyer has taken all limited liability company action necessary to authorize the execution and delivery of this Agreement, the performance by Buyer of its obligations under this Agreement and the completion of the acquisition of the Property contemplated by this Agreement.

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(2)         This Agreement has been duly executed and delivered by Buyer and constitutes a valid, binding and enforceable obligation of Buyer, subject to bankruptcy and other debtor relief laws and principles of equity.

(3)         Subject to the Lender’s consent to the assumption of the Loan, the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement and the completion of the transfer of the Property contemplated by this Agreement will not result in (a) a breach of, or a default under, any contract, agreement, commitment or other document or instrument to which Buyer is party or by which Buyer is bound or (b) a violation of any law, ordinance, regulation or rule of any governmental authority applicable to Buyer or any judgment, order or decree of any court or governmental authority that is binding on Buyer.

(4)         There is no action, suit, proceeding, inquiry or investigation (including any bankruptcy or other debtor relief proceeding), pending or, to the knowledge of Buyer, threatened against Buyer by or before any court or governmental authority that would prevent or hinder the performance by Buyer of its obligations under this Agreement or the completion of the acquisition of the Property contemplated by this Agreement.

(5)         Except for consents required under the Loan Documents and consents, approvals, authorizations and filings already completed, Buyer is not required to obtain any consent, approval or authorization from, or to make any filing with, any person (including any governmental authority) in connection with, or as a condition to, the execution and delivery of this Agreement, the performance by Buyer of its obligations under this Agreement or the completion of the transfer of the Property contemplated by this Agreement.

(6)         Neither Buyer nor any person holding a direct or indirect ownership interest in Buyer is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, any Anti-Terrorism Law or any list issued by any department or agency of the United States of America in connection with any Anti-Terrorism Law.

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(C)         EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE SELLER CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION AND FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY BUYER) WITH RESPECT TO THE PROPERTY OR ITS CONDITION OR THE CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY OR THE TERMS OR STATUS OF THE LOAN. THE DISCLAIMERS IN THIS SECTION 9(C) SPECIFICALLY EXTEND TO (1) MATTERS RELATING TO HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS, (2) GEOLOGICAL CONDITIONS, INCLUDING SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND STREAMS AND RESERVOIRS AND OTHER UNDERGROUND WATER CONDITIONS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, EARTHQUAKE FAULTS, AND MATTERS RELATING TO FLOOD PRONE AREAS, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARDS, (3) DRAINAGE, (4) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF UNSTABLE SOILS, CONDITIONS OF SOIL FILL, SUSCEPTIBILITY TO LANDSLIDES, AND THE SUFFICIENCY OF ANY UNDERSHORING, (5) ZONING AND SUBDIVISION AND COMPLIANCE WITH ZONING AND SUBDIVISION LAWS, (6) THE VALUE AND PROFIT POTENTIAL OF THE PROPERTY, (7) DESIGN, QUALITY, SUITABILITY, STRUCTURAL INTEGRITY AND PHYSICAL CONDITION OF THE PROPERTY, (8) COMPLIANCE OF THE PROPERTY WITH ANY LAWS, INCLUDING BUILDING CODES AND SIMILAR LAWS, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE FAIR HOUSING AMENDMENTS ACT OF 1988, AND (9) COMPLIANCE WITH THE LOAN DOCUMENTS OR ABSENCE OF A DEFAULT THEREUNDER. BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 9(A), BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY STATEMENT OF SELLER OR ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR, TRUSTEE, AGENT, EMPLOYEE OR OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES. BUYER ACKNOWLEDGES THAT IT HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS AS TO THE CONDITION OF THE PROPERTY AND ALL MATTERS BEARING UPON THE PROPERTY, THE CONSTRUCTION, PROSPECTS, OPERATIONS AND RESULTS OF OPERATIONS OF THE PROPERTY OR THE TERMS OR STATUS OF THE LOAN AS BUYER DEEMS NECESSARY TO PROTECT ITS INTERESTS. BUYER IS ACQUIRING THE PROPERTY “AS IS” AND “WHERE IS” AND SUBJECT TO ALL FAULTS, DEFECTS OR OTHER ADVERSE MATTERS. UPON CLOSE OF ESCROW, BUYER WILL, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE SELLER CLOSING DOCUMENTS, ACCEPT THE PROPERTY SUBJECT TO ADVERSE STRUCTURAL, PHYSICAL, ECONOMIC OR ENVIRONMENTAL CONDITIONS THAT MAY THEN EXIST, WHETHER OR NOT REVEALED BY THE INSPECTIONS AND INVESTIGATIONS CONDUCTED BY BUYER. BUYER SPECIFICALLY WAIVES AND RELEASES (1) ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION AND FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY BUYER) WITH RESPECT TO THE PROPERTY OR ITS CONDITION OR THE CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY OR THE TERMS OR STATUS OF THE LOAN AND (2) ALL RIGHTS, REMEDIES, RECOURSE OR OTHER BASIS FOR RECOVERY (INCLUDING ANY RIGHTS, REMEDIES, RECOURSE OR BASIS FOR RECOVERY BASED ON NEGLIGENCE OR STRICT LIABILITY) THAT BUYER WOULD OTHERWISE HAVE AGAINST SELLER OR ANY OF SELLER’S AFFILIATES (INCLUDING TCR NF CONSTRUCTION LIMITED PARTNERSHIP), ANY PERSON WHO HOLDS A DIRECT OR INDIRECT OWNERSHIP INTEREST IN SELLER OR ANY SUCH AFFILIATE AND THE RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, AGENTS AND EMPLOYEES OF EACH SUCH PERSON IN RESPECT OF THE PROPERTY OR ITS CONDITION OR THE CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY OR THE TERMS OR STATUS OF THE LOAN. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, WAIVERS, RELEASES AND OTHER PROVISIONS SET FORTH IN THIS SECTION 9(C) ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO COMPLETE THE SALE ON THE TERMS PROVIDED IN THIS AGREEMENT WITHOUT THE DISCLAIMERS, WAIVERS, RELEASES AND OTHER PROVISIONS SET FORTH IN THIS SECTION 9(C).

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(D)         The representations and warranties in Sections 9(A) and 9(B) will survive the Close of Escrow, but only for a period of six months after the Close of Escrow, and no claim shall be allowed on any such representation or warranty following the Close of Escrow unless notice of the claim and a detailed statement of the basis for the claim is delivered by the claimant to the other party within such six-month period. Nothing in this Section 9(D) limits the disclaimers, waivers, releases and other provisions in Section 9(C), all of which will survive Close of Escrow without limit as to time.

10.         Pre-Closing Rights and Obligations.

(A)         Seller agrees that it will maintain all insurance currently in effect with respect to the Property as of the date of this Agreement (or, if such insurance is cancelled or expires, comparable insurance to the extent it is available on commercially reasonable terms) until the Close of Escrow. Until the Close of Escrow, Seller will carry on its business with respect to the Property in a manner that is consistent with Seller’s past practices. All Leases executed by Seller after the date of this Agreement shall be on form provided to Buyer pursuant to Section 6(A) without material modification, for a term of not less than six months and not more than 18 months; shall be for a rent not less than 5% below the rent specified in listed in Schedule 6; and shall allow concessions, if any, not greater than 5% more than the concessions specified in listed in Schedule 6.

(B)         Until the Close of Escrow, without Buyer’s consent, Seller will not (a) enter into any new Service Contract that will be binding upon Buyer or the Property after Close of Escrow, or amend or otherwise modify any existing Service Contract that will not expire prior to Close of Escrow, (b) grant, create or consent to the creation of any easement, right-of-way, encumbrance, lien, restriction, condition, assessment or other cloud on title which affects the Property, except for Leases executed in the ordinary course of business and the Condo CCR’s, (c) amend, extend or otherwise modify the terms of any existing easement, right-of-way, encumbrance, lien, restriction, condition, assessment or other cloud on title which affects the Property, except for Lease modifications and terminations in the ordinary course of business, or (d) amend or otherwise modify the Loan Documents.

(C)         Until the Close of Escrow, Seller will deliver to Buyer within 20 days after the end of each calendar month (a) an operating statement for the Property for such month and (b) a rent roll for the Property (containing the information contemplated by the form attached as Schedule 2 to this Agreement) as at the end of such month.

(D)         Buyer agrees that the Property will not be converted to a condominium, cooperative or similar form of ownership at any time prior to March 18, 2022. Seller, at its option, may record the Condo CCR’s at any time up to Close of Escrow. If recorded, the Condo CCR’s will become a Permitted Exception against title to the Property and Buyer will be obligated to accept the Property subject to the Condo CCR’s.

11.         Remedies.

(A)         If Buyer fails to perform any of its obligations under this Agreement prior to Close of Escrow, and if such failure is not cured within 15 days after written demand for performance delivered to Buyer by Seller, then Seller, as its sole and exclusive remedy, may terminate its obligation to complete the transfer of the Property and, upon so doing, will be entitled to receive the Earnest Money as liquidated damages. Seller waives all remedies for Buyer’s failure to complete the transfer of the Property, except those specifically provided for in this Section 11(A). Seller and Buyer acknowledge that Seller’s damage would be difficult or impossible to ascertain in the event of Buyer’s default in its obligation to purchase the Property and that the liquidated damages provided for in this Section 11(A) are a reasonable estimate of Seller’s damages. Seller and Buyer acknowledge that the amount of the liquidated damages has been set taking into account various factors, including the potential for change in the value of the Property. Notwithstanding the foregoing, nothing in this Section 11(A) limits Seller’s remedies with regard to Buyer’s indemnity obligations under Sections 6(C), 12 and 17(G) and confidentiality obligations under Sections 6(E), 6(F) and 6(G). Furthermore, nothing in this Section 11(A) limits Seller’s remedies for any breach by Buyer of its obligations that occurs after Close of Escrow.

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(B)         If Seller fails to perform any of its obligations under this Agreement prior to Close of Escrow, and if such failure is not cured within 15 days after written demand for performance delivered to Seller by Buyer, then Buyer may, as its sole remedy, elect to (x) terminate this Agreement, in which case Buyer will be entitled to receive (i) reimbursement from Seller for the third-party costs and fees (including but not limited to legal fees) actually and reasonably incurred by Buyer in connection with this Agreement, its due diligence on the Property and the assumption of the Loan, not to exceed $100,000 in the aggregate, (ii) the return of the Earnest Money and (iii) if the uncured default resulted from an Intentional Act (as hereinafter defined), liquidated damages equal to 3% of the Purchase Price, which payments when made in full shall operate to terminate this Agreement, subject to Section 16, or (y) to enforce specific performance of Seller’s obligations to convey the Property to Buyer or its designee; provided, however, any claim for specific performance must be commenced within 60 days from the Closing Date, failing which, Buyer shall have no further right to bring suit for specific performance under this Agreement. As used in this Section 11(B), an “Intentional Act” means the Seller has transferred the Land and/or Improvements to someone other than Buyer or Lender has indicated its willingness to give the Assumption Approval on terms as required by this Agreement and Seller either refuses to accept those terms or refuses to sign the Loan Assumption Documents required of the Seller. Other than with respect to a Permitted Modification, if prior to Close of Escrow Buyer discovers that any of the representations and warranties made by Seller in this Agreement was incorrect when made, or thereafter became incorrect, Buyer may provide Seller with a written demand for correction, and Buyer may terminate this Agreement unless Seller corrects the representation or warranty within 15 days after receipt of Buyer’s notice and, on termination, Seller will be entitled to the return of the Earnest Money and, if the termination was due to a representation or warranty of Seller that was incorrect when made, to receive reimbursement from Seller for the third-party costs and fees (including but not limited to legal fees) actually and reasonably incurred by Buyer in connection with this Agreement, its due diligence on the Property and the assumption of the Loan, not to exceed $100,000 in the aggregate. For the avoidance of doubt, Buyer shall not have the right to exercise any remedial rights as a result of any Permitted Modification. The remedies provided in this Section 11(B) are exclusive, and Buyer waives all other remedies for Seller’s failure in performance prior to Close of Escrow or for any inaccuracy of Seller’s representations and warranties that is discovered by Buyer prior to Close of Escrow. Notwithstanding the foregoing, nothing in this Section 11(B) limits Buyer’s remedies with regard to Seller’s indemnity obligations under Sections 12 and 17(G) and confidentiality obligations under Sections 6(F) and 6(G). Furthermore, nothing in this Section 11(B) limits Buyer’s remedies for any breach by Seller of its obligations that occurs after Close of Escrow or for any breach of representations and warranties that is discovered by Buyer after Close of Escrow.

(C)         Except as otherwise specifically provided in this Agreement, all remedies provided for in this Agreement or available as a matter of law (whether at law, in equity, by statute or otherwise) are cumulative and may be exercised concurrently or consecutively, in such order as a party may elect. Limitations on remedies apply only to the obligations specifically referenced to be limited.

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(D)         Notwithstanding anything to the contrary contained in this Agreement or any document or certificate executed in connection with this Agreement (including the Seller Closing Documents), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed in connection with this Agreement (including the Seller Closing Documents) shall be limited to $1,000,000.

12.         Brokerage.

Seller will pay Walker & Dunlop Investment Sales (“Broker”) any commission due in accordance with its agreement with Broker if the transfer of the Property is completed in accordance with this Agreement. Subject to the preceding sentence, Seller and Buyer each agrees to indemnify and defend the other and hold the other harmless against any claim for a commission, finder’s fee or similar compensation asserted by any person retained by or claiming through the indemnifying party or its affiliates in connection with the transfer of the Property or the execution of this Agreement and all related loss, damage, liability, obligation, claim, suit, cause of action, judgment, settlement, penalty, fine or cost or expense (including fees and disbursements of attorneys and other professionals and court costs).

13.         Possession.

Seller will deliver possession of the Property to Buyer at the time of Close of Escrow, subject only to the Permitted Exceptions.

14.         Casualty and Condemnation.

(A)         Seller will notify Buyer within 15 days after receiving notice of, or otherwise becoming aware of, (a) any Casualty Loss (as defined below) for which the cost to repair the related damage is more than $25,000 or (b) the commencement of any proceedings for the taking by eminent domain of all or any part of the Property.

(B)         If, prior to Close of Escrow, the Property is damaged by fire, windstorm, rioting or other civil disturbance, acts of war, earthquake or other casualty (a “Casualty Loss”) and the cost to repair the related damage is more than $1,500,000 and if Seller fails to repair the damage by the Closing Date, then Buyer, at its option, may terminate its obligation to complete the transfer of the Property contemplated by this Agreement, in which case the Earnest Money will be returned to Buyer. If Buyer elects to complete the transfer of the Property notwithstanding a Casualty Loss, or if this Agreement requires Buyer to purchase the Property despite a Casualty Loss, then Seller will deliver to Buyer at Close of Escrow, through the closing escrow, all insurance proceeds previously received by Seller related to any damage not repaired by Seller, an amount equal to the deductible under Seller’s insurance in respect of the damage and an assignment of Seller’s rights with respect to all uncollected insurance proceeds related to such damage (in all cases, net of proceeds of rental loss and business interruption insurance allocable to the period through the Closing Date, amounts expended by Seller to stabilize or repair the Property and costs incurred by Seller in making proof of loss or settling claims with insurers).

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(C)         If, prior to Close of Escrow, all or a part of the Property is taken by eminent domain or any proceedings for the taking by eminent domain of all or part of the Property is commenced, then Buyer, at its option, may terminate its obligation to complete the transfer of the Property in which case the Earnest Money will be returned to Buyer. If Buyer elects to complete the transfer of the Property notwithstanding a taking by eminent domain or proceeding therefor, Seller will deliver to Buyer at Close of Escrow, through the closing escrow, all condemnation proceeds previously received by Seller and an assignment of Seller’s rights with respect to all uncollected condemnation proceeds (in either case, net of proceeds allocable to loss of use of the Property for the period through the Closing Date and costs incurred by Seller in connection with such proceedings) and such documents as Buyer may reasonably request to substitute itself for Seller in any pending eminent domain proceedings.

15.         Allocation of Liabilities.

(A)         Subject to Section 15(C), Seller agrees that, if Close of Escrow occurs, it will indemnify, defend and hold harmless Buyer from and against any claim by a third-party and related loss, damage, liability, obligation, suit, cause of action, judgment, settlement, penalty, fine or cost or expense (including reasonable fees and disbursements of attorneys and other professionals and court costs) to the extent arising out of or related to (a) any activity or event involving the Property and occurring before Close of Escrow, (b) failure of Seller to perform any obligation under any Lease or Service Contract prior to Close of Escrow or (c) misapplication of Tenant Payments prior to Close of Escrow.

(B)         Subject to Section 15(C), Buyer agrees that, if Close of Escrow occurs, it will indemnify, defend and hold harmless Seller from and against any claim by a third-party and related loss, damage, liability, obligation, suit, cause of action, judgment, settlement, penalty, fine or cost or expense (including fees and disbursements of attorneys and other professionals and court costs) to the extent arising out of or related to (a) any activity or event involving the Property and occurring after Close of Escrow, (b) failure of Buyer to perform any obligation under any Lease or Service Contract following Close of Escrow or (c) failure to properly apply Tenant Payments for which Buyer receives a credit at Close of Escrow.

(C)         If Close of Escrow occurs, neither Buyer nor Seller will be liable under this Section 15 in respect of (a) Hazardous Materials existing on the Property (including in ground water, soil or soil vapor or in the ambient air over the Property) as of Close of Escrow or any violation of Environmental Laws at the Property as of Close of Escrow, (b) defects in the Improvements that exist as of Close of Escrow or noncompliance of the Improvements with applicable laws that exist as of Close of Escrow or (c) the Loan or the Loan Documents. The limitations in this Section 15(C) do not extend to personal injury, loss of property (other than the Property) or death that results from Hazardous Materials, violation of Environmental Laws, defects in the Improvements or noncompliance of the Improvements with applicable laws, responsibility for which will be apportioned between Seller and Buyer in accordance with Sections 15(A) and 15(B) based on the time that the injury, loss or death occurs. Further, nothing herein is intended to restrict any remedial rights that a party has with respect to the breach of any of the other party’s representations or warranties under this Agreement, the remedies for which are otherwise set forth herein.

16.         Consequences of Termination.

If Buyer or Seller terminates its obligation to complete the transfer of the Property under circumstances permitted by this Agreement, neither Buyer nor Seller will have any further obligation under this Agreement, except indemnity obligations under Sections 6(C), 12 and 17(G) and obligations under Sections 6(E), 6(F) and 6(G). Nothing in this Section 16 is intended to limit the obligations of the Escrow Agent or the provisions of this Agreement dealing with the disposition of funds or documents held in escrow following termination of the obligations of Buyer or Seller. In addition, nothing in this Section 16 limits the liability of a party for its breach of this Agreement. If Buyer or Seller terminates its obligation to complete the transfer of the Property, Buyer will (a) deliver to Seller (or certify in writing to Seller to the destruction of) all materials related to the Property provided to Buyer by Seller and (b) to the extent Seller reimburses Buyer of the cost of any such reports or studies, deliver to Seller copies of all reports and studies prepared for Buyer by third-party consultants (other than attorneys) relating to the Property. Return of materials as required by this Section 16 will not limit Buyer’s obligations under Sections 6(E), 6(F) and 6(G) in respect of any Confidential Information.

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17.         Miscellaneous.

(A)         Survival. Subject to Sections 8(B) and 9(D), all covenants, undertakings and obligations under this Agreement and all representations and warranties contained in this Agreement will survive the Close of Escrow and will not be merged into the Deed or other documents delivered pursuant to this Agreement.

(B)         Litigation Expenses. If litigation is commenced by Buyer or Seller against the other party in connection with this Agreement or the transfer of the Property, the party prevailing in the litigation will be entitled to collect from the other party the expense (including reasonable fees and disbursements of attorneys and other professionals and court costs) incurred in connection with the litigation. Determination of whether a party has prevailed in litigation will be judged against the final settlement offers before trial.

(C)         Notices. Any notice or other communication to any party given under this Agreement will be effective only if in writing delivered to whichever of the following addresses is applicable:

If to Seller:	AHB Apartments LLC Attention: Donna C. Kruger 3715 Northside Parkway, Suite 450 Atlanta, Georgia 30327 Telefacsimile: 770-801-1477

with a copy to:

Jones Day

Attention: Michael K. Ording

325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Telefacsimile: 614-461-4198

If to Buyer:	Bluerock Real Estate, L.L.C. Attention: Jordan Ruddy and Michael Konig 712 Fifth Avenue, 9th Floor New York, New York 10019 Telefacsimile: 646-278-4220

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With a copy to:

Kaplan Voekler Cunningham & Frank PLC

Attention: S. Edward Flanagan

1401 East Cary Street

Richmond, VA 23129
Telefacsimile: 804-823-4023

Any notice or other communication will be deemed received only upon delivery to the address provided for in this Section 17(C) or rejection of delivery at such address. Notice may be given by telefacsimile transmission, and confirmation of transmission generated by the sender’s equipment will be prima facie evidence of receipt. The addresses and addressees to which notice is to be given may be changed by written notice given in the manner specified in this Section 17(C) and actually received by the addressee.

(D)         Beneficiaries. This Agreement will be binding upon and will inure to the benefit of Buyer and Seller and their respective successors and permitted assigns. Any indemnity in favor of a party or an affiliate of a party also will benefit each person who holds a direct or indirect ownership interest in such party or affiliate and the respective officers, directors, trustees, agents, employees and affiliates of such party or affiliate and such owners, and all such persons are third-party beneficiaries of this Agreement to the extent of their rights to indemnity under the related provision and may enforce that provision against Buyer or Seller, as applicable. Neither the Escrow Agent nor the Broker is a third-party beneficiary of this Agreement, nor may the Escrow Agent or the Broker enforce this Agreement or any obligation under this Agreement.

(E)         Headings. The Section headings contained in this Agreement are for convenience of reference only and are not intended to delineate or limit the meaning of any provision of this Agreement or be considered in construing or interpreting the provisions of this Agreement.

(F)         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which, taken together, will constitute one instrument. Buyer and Seller may execute different counterparts of this Agreement and, if they do so, the signature pages from the different counterparts may be combined to provide one integrated document. Execution may be confirmed by exchange of signatures by telefacsimile or electronic mail transmission, and a telefaxed or emailed signature will have the same effect as an original.

(G)         Entire Agreement; Amendments. The Early Access Agreement is superseded except for (i) breach prior to the date of this Agreement and (ii) indemnity obligations as to acts, omissions or events prior to the date of this Agreement. This Agreement embodies the entire agreement and understanding between Buyer and Seller with respect to its subject matter and supersedes all prior agreements and understandings, written and oral, between Buyer and Seller related to that subject matter. This Agreement and the obligations of the parties under this Agreement may be amended, waived and discharged only by an instrument in writing executed by the party against which enforcement of the amendment, waiver or discharge is sought. Joinder of the Escrow Agent and the Broker will not be necessary to make any amendment, waiver or discharge effective between Buyer and Seller.

(H)         Severability. The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

(I)         Assignment. Buyer may assign this Agreement and its rights under this Agreement to any affiliate of Buyer. Except as allowed by the preceding sentence, neither Buyer nor Seller may assign this Agreement or its rights under this Agreement without the approval of the other party, which approval may be withheld in such other party’s discretion.

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(J)         Indemnification Matters. Each indemnification provision of this Agreement shall be subject to the following provisions: The indemnitee shall notify the indemnitor of the applicable claim against the indemnitee within a reasonable period of time after it has written notice of such claim and shall reasonably cooperate (at indemnitor’s cost) with the indemnitor in the defense of such claim, but failure to notify the indemnitor or to cooperate in the defense shall excuse the indemnitor from its obligations only to the extent the indemnitor is prejudiced in its ability to defend the action by such failure. If the indemnitor fails to undertake to defend the indemnitee against a claim within 30 days after the indemnitee gives the indemnitor written notice of the claim or thereafter fails to discharge its obligations, then the indemnitee may defend against and settle such claim, and indemnitor shall be liable for the reasonable costs and expenses, including reasonable attorneys’ fees, incurred by indemnitee in effecting the defense, as well as any settlement made in good faith. Until the indemnitor has notified the indemnitee whether the indemnitor will accept responsibility for the defense of a claim, the indemnitee shall take reasonable steps to preserve all defenses and rights of defense against the claim. An indemnitor will not be obligated for any settlement made without the approval of the indemnitor, unless the indemnitor has wrongfully refused to take up defense of the related claim upon demand of the indemnitee. Unless the indemnitee otherwise agrees, the indemnitor may not settle a claim against an indemnitee on terms that (a) provide for a criminal sanction or fine against the indemnitee, (b) admit to criminal liability on the part of the indemnitee or (c) provide for injunctive relief against the indemnitee. At its option, the indemnitee may participate, with counsel of its choice, in the defense against any claim asserted against it, but except as provided in this Section 17(J), unless the indemnitor has failed within 30 days after written demand to assume the defense against the claim, or expressly declined to assume the defense against the claim, the indemnitor will not be responsible for the costs (including attorneys’ fees) incurred by the indemnitee in so doing. In all events, participation in the defense of a claim by an indemnitee may not unreasonably interfere with the defense against the claim by the indemnitor.

(K)         Governing Law. This Agreement will be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

(L)         Limitation of Liability. No affiliate of Seller, nor any person who holds a direct or indirect ownership interest in Seller or any such affiliate, nor any of the respective officers, directors, trustees, agents and employees of any such person shall have any liability, directly or indirectly, under or in connection with this Agreement, any document or certificate executed in connection with this Agreement (including the Seller Closing Documents) or any amendment of any of the foregoing made at any time, whether prior to, contemporaneous with or after this Agreement. Buyer and its successors and assigns, as well as all other persons, may look solely to Seller’s assets for the payment of any claim or any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all other liability.

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(M)         Waiver of Jury Trial. BUYER AND SELLER EACH WAIVES RIGHTS TO TRIAL BY JURY IN ANY ACTION BETWEEN THEM RELATED TO THIS AGREEMENT, THE TRANSACTION CONTEMPLATED HEREBY, THE PROPERTY OR THE LOAN.

(N)         Time. Time is of the essence.

(O)         Date of Performance. If the date for performance of any act under this Agreement falls on a Saturday, Sunday or federal holiday, the date for such performance shall automatically be extended to the first succeeding business day that is not a Saturday, Sunday or federal holiday.

(P)         1031 Exchange. Seller and/or Buyer may wish to effect an exchange qualifying as a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986 (a “1031 Exchange”), and if either party, at its option, shall elect to undertake a 1031 Exchange, the following terms shall apply: (i) the exchanging party, may assign its rights in, and delegate its duties (in part or in whole) under, this Agreement, as well as direct the transfer of its interest in the Property, to a qualified intermediary selected by such party (“Accommodator”) in a manner consistent with the provisions of Treasury Regulations Section 1.1031(k)-1(g)(4), and the exchanging party may add the Accommodator as an additional party to the escrow hereunder; (ii) Accommodator shall have no liability to the non-exchanging party, and the non-exchanging party shall release Accommodator from any claims by the non-exchanging party in connection with the 1031 Exchange; (iii) the non-exchanging party agrees to reasonably cooperate with the exchanging party in connection with the 1031 Exchange, including the execution of documents (including, but not limited to, escrow instructions and amendments to escrow instructions) therefor; (iv) the non-exchanging party shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to the other party’s relinquished or replacement property, as applicable, in the 1031 Exchange; (v) the exchanging party’s obligation to sell or purchase the Property, as applicable, pursuant to this Agreement shall not be contingent or otherwise subject to the consummation of the 1031 Exchange; (vi) the Close of Escrow shall timely occur in accordance with the terms of this Agreement and shall not be altered notwithstanding any failure, for any reason, of the consummation of the 1031 Exchange; (vi) the non-exchanging party shall have no responsibility or liability on account of the 1031 Exchange, including to any third party involved in the 1031 Exchange; (viii) the non-exchanging party shall not be required to make any representations or warranties, nor assume any obligations, nor spend any funds, in connection with the 1031 Exchange, other than such party’s attorneys’ fees in connection with the review and approval of customary documentation and settlement statements in connection with the 1031 Exchange as it relates to the Property; (ix) all representations, warranties, covenants and indemnification obligations of the parties to one another, whether set forth in this Agreement or otherwise existing at law or at equity, shall not be affected by the 1031 Exchange; and (x) the exchanging party shall indemnify, protect, defend and hold harmless the non-exchanging party and its affiliates from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs except as provided in (viii) above, incurred by the non-exchanging party in connection with any third-party claims which may arise as a result of or in connection with the 1031 Exchange.

(Q)         Domain Forwarding. Seller agrees to redirect or forward any visitors accessing the Seller’s web address or URL associated with the Property to a web address provided by Buyer for a period of 90 days after the Close of Escrow.

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(R)         Cooperation with Regard to Buyer’s Regulation S-X Reporting Obligations. Buyer has advised Seller that Buyer or its principals may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission (“SEC”)), audited financial statements, pro forma financial statements and other financial information related to the Property for up to two fiscal years prior to the Closing Date and any interim period during the fiscal year in which the Closing Date occurs (the “Financial Information”). If Buyer or its principals give notice to Seller that it is (or they are) obligated to provide such information, Seller agrees to use its commercially reasonable efforts to cooperate with Buyer and its representatives and agents in the preparation of the Financial Information; provided that Seller shall not be required to (i) incur any out of pocket expenses or costs unless Buyer reimburses Seller for the same, (ii) provide information that was previously made available to Buyer or (iii) make any representations or warranties other than those contained herein. Seller shall maintain its books and records reasonably related to the Property for a period of 90 days after Close of Escrow. Seller shall, after reasonable advance written notice from Buyer, provide access to the books and records of Seller and, to the extent available to Seller, Seller’s property manager reasonably related to the Property except as otherwise limited by this Section 17(R). Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) any party related to Seller other than Seller, (b) Seller’s, or any of Seller's affiliates’ or members’ (collectively with Seller, the "Seller Financial Parties"), capital structure or debt, (c) any Seller Financial Parties' financial analyses or projections, investment analyses, account summaries or other documents prepared solely for any Seller Financial Parties' internal purposes or not directly related to the operation of the Property, (d) any Seller Financial Parties' tax returns, or (e) any Seller Financial Parties' financial statements (other than Property-level financial statements otherwise required pursuant to this Section 17(R)). Buyer acknowledges and agrees that Buyer may not use any information provided pursuant to this Section 17(R) or the results of its review or interviews pursuant to this Section 17(R) to pursue any claim against any Seller or any Related Entity. All information provided pursuant to this Section 17(R) and the results of Seller’s review or interviews pursuant to this Section 17(R) will be Confidential Information subject to Section 6(E) unless (x) the information that was known to Buyer or any of its affiliates on a non-confidential basis prior to the execution of the Early Access Agreement, (y) the information becomes generally available to the public through no action by Buyer or any of its affiliates or any of their respective Representatives or (z) the information is or becomes available to Buyer on a non-confidential basis from a source other than the Seller, any of Seller’s members or any Representative of Seller or any of Seller’s members, which source Buyer believes is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation.

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Bluerock Real Estate, L.L.C.		AHB Apartments LLC

		By:	AHB Development LLC, a Delaware limited liability company, its sole member
By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy		By:	NF 108 Henderson Beach Limited
Title:	Authorized Signatory			Partnership, a Delaware limited partnership, its manager

By:	NF 105 Development GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Donna C. Kruger
	Name:	Donna C. Kruger
	Title:	Vice President

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SCHEDULE 1

LEGAL DESCRIPTION

FEE PARCEL A:

Lot 2, ALEXAN HENDERSON BEACH SUBDIVISION, as recorded in Plat Book 24, page 70, of the Public Records of Okaloosa County, Florida.

TOGETHER WITH THE FOLLOWING EASEMENTS:

Easement 1

Together with non-exclusive easements for drainage, landscaping and construction of improvements contained in Drainage and Restriction Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2171, of the Public Records of Okaloosa County, Florida.

Easement 2

Together with non-exclusive easements for drainage, utilities, vehicular and pedestrian, ingress and egress, signage and landscaping contained in Access, Utilities and Drainage Easement Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2186, of the Public Records of Okaloosa County, Florida.

Easement 3

Together with non-exclusive easements for vehicular and pedestrian ingress and egress, and the installation, use, maintenance and removal of utilities contained in Operation and Easement Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2221, of the Public Records of Okaloosa County, Florida.

FEE PARCEL B:

Lot 2, Alexan Henderson Beach Phase II, as recorded in Plat Book 26, page 20, of the Public Records of Okaloosa County, Florida.

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SCHEDULE 2

RENT ROLL

[attached]

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SCHEDULE 3

LOAN DOCUMENTS

1.	Commitment Letter

2.	Mortgage Loan Application/Commitment

3.	Amended and Restated Promissory Note

4.	Amended and Restated Open End Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing

5.	Environmental Indemnity Agreement

6.	Borrower’s Certification

7.	Guaranty

8.	UCC Financing Statement

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SCHEDULE 4

DUE DILIGENCE

1.	Historical operating statements from ownership since Property preleasing, with month and year-to-date operating statements for last year and the current year.

2.	Detailed rent roll dated not earlier than three days prior to the execution of this Agreement, including concessions, employee units, non-revenue units, security deposits, delinquencies, in place rents and street rents, updated on a monthly basis.

3.	Resident demographic profile.

4.	Capital expenditure history through the current year-to-date, including detail of any exterior work.

5.	Copy of any warranty information.

6.	Personal property inventory.

7.	Tax bills and assessment notices for the Property for the past three years.

8.	Utility bills (gas, electric, water and sewer) for the past year, as well as current year-to-date;

9.	Aged receivables;

10.	All contracts and service agreements, including equipment leases (including summary).

11.	Maintenance log.

12.	Tenant and vendor corresponding files.

13.	Notices from governmental agencies regarding violations.

14.	Environmental, asbestos, sol and geotechnical reports.

15.	Surveys.

16.	Form leases.

17.	List of positions by salary.

18.	Plans and specifications, including as-built surveys and a list of the plans and specifications.

19.	Certificates of Occupancy.

20.	Copies of subcontractor warranties (which may or may not be transferable).

21.	Corporate Units Agreements.

22.	Title policy and copies of underlying and recorded documents.

23.	Business licenses and permits.

24.	Loan Documents.

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SCHEDULE 5

SERVICE CONTRACTS

Service Provided	Vendor/Contractor	Start Date	Status
Advertising	Posthousing.com	6/7/2010
Advertising	Apartment Finder	12/1/2011
Advertising	Apartment Guide	6/14/2010
Advertising	Capture the Market	4/2/2014
Advertising	Rent Sentinel - now LeaseStar	3/25/2010
Advertising	Zillow	7/15/2013
Cable/Internet Service Agreement	Cox Communication	3/20/2009	Non-terminable
Common Area Cleaning	Complete Apartment Care, LLC	11/1/2011
Elevator Maintenance/LULA	Thyssen Krupp	10/3/2011
Fire Alarm (Monitoring only) - all on one contract	B &C Fire Safety	9/3/2015
Fire Alarm/Sprinkler Inspections - all on one contract	B & C Fire Safety	9/3/2015
Fire Extinguisher Recertification - all on one contract	B & C Fire Safety	9/3/2015
Fitness Center Maintenance	Total Fitness Repairs	11/17/2014
Key Card System.	Key Trak	1/7/2010
Landscape Consultant	Master Horticulture Consulting	8/1/2012
Landscaping	Valley Crest	10/1/2015
Lead Tracking/Management	Lead Tracking Solutions	4/27/2011
Pest Control	Florida Pest Control	8/24/2009
Phone	Century Link	7/7/2009
Resident Communications, Voice Mail, Facilities Management	Sightplan	2/10/2015
Termite Bond	Massey Services	7/1/2011
Trash Removal	Resident Services Collections	6/10/2010
Utility Bill Read and Management	Conservice	3/24/2010

33

SCHEDULE 6

LEASING PARAMETERS

ALEXAN HENDERSON BEACH LEASING PARAMETERS 01/11/2016
# of Beds	# of Baths	FLOOR PLAN NAME	UNIT MIX	%	SQ FT	Base MKT RENT	Base RENT/SQ.FT.
1	1	St Marks (Studio)	24	7%	636	$1,075	$1.69
1	1	Amelia Sm	95	28%	698	$1,075	$1.54
1	1	Amelia II	2	1%	710	$1,325	$1.87
1	1	Amelia III	16	5%	744	$1,325	$1.78
1	1	St. Andrews	28	8%	805	$1,250	$1.55
1	1	Amelia Dlx	4	1%	820	$1,250	$1.52
1	1	Avalon	32	9%	907	$1,275	$1.41
2	2	Sebastian	75	22%	1,044	$1,350	$1.29
2	2	Henderson	64	19%	1,178	$1,425	$1.21
TOTAL / WEIGHTED AVG			340	100%	892	$1,250	$1.40

Notes/Concessions:

Alexan Henderson Beach may offer 1/2 month free front-loaded on any unit type. Concessions will be prorated for Military. Stale units vacant longer than 30 days may be offered up to 1 month free front-loaded.

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EXHIBIT A

PREPARED BY:

AFTER RECORDING RETURN TO:

Parcel ID No.:
Parcel ID No.:

SPECIAL WARRANTY DEED

This indenture, made this ____ of ______________, 2016, between AHB Apartments LLC, a Delaware limited liability company, whose address is 6400 Congress Avenue, Suite 2100, Boca Raton, Florida 33487 (“Grantor”), and ____________________, a Delaware limited liability company, whose address is c/o Bluerock Real Estate, L.L.C., 712 Fifth Avenue, 9th Floor, New York, New York 10019 (“Grantee”),

WITNESSETH:

That Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained and sold to Grantee and Grantee’s successor and assigns forever, the parcels of land situated, lying and being in the County of Okaloosa, State of Florida, and more particularly described as follows:

SEE EXHIBIT A ATTACHED HERETO AND INCORPORATED HEREIN

and all buildings, structures, parking areas, sidewalks, landscaping and other improvements located on the such land, Together with all and singular the hereditaments and appurtenances thereto belonging, or in anywise appertaining, and the reversion and reversions and remainder and remainders thereof, and all the estate, right, title, interest, claim and demand whatsoever of the Grantor, either in law or equity, of, in and to the above-bargained premises, with the hereditaments and appurtenances.

To have and to hold the said premises above-bargained and described with the hereditaments and appurtenances unto the Grantee and its successors and assigns in fee simple forever.

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GRANTOR hereby warrants the title to the above-described premises and will defend the same against the lawful claims of all persons whomsoever claiming by, through or under Grantor, but not otherwise, subject solely to the matters set forth on Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”).

WITNESSES:	AHB Apartments LLC

	By:	AHB Development LLC, a Delaware limited liability company, its sole member

Name:		By:	NF 108 Henderson Beach Limited
Partnership, a Delaware limited partnership, its manager

			By:	NF 105 Development GP LLC, a
Name:				Delaware limited liability company, its
general partner

By:
Name:
Title:

STATE OF ___________________	}
}
COUNTY OF _________________	}

The foregoing instrument was acknowledged before me this ____________, 2016, by ____________________, as ____________________ of NF 105 Development GP LLC, Delaware limited liability company, on behalf of such limited liability company acting as general partner on behalf of NF 108 Henderson Beach Limited Partnership, a Delaware limited partnership, acting as manager on behalf of AHB Development LLC, a Delaware limited liability company, acting as the sole member on behalf of AHB Apartments LLC, a Delaware limited liability company. He/she is personally known to me or has produced ___________________ as identification.

Notary Public for

Print Name

My commission Expires:

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EXHIBIT A

LEGAL DESCRIPTION

FEE PARCEL A:

Lot 2, ALEXAN HENDERSON BEACH SUBDIVISION, as recorded in Plat Book 24, page 70, of the Public Records of Okaloosa County, Florida.

TOGETHER WITH THE FOLLOWING EASEMENTS:

Easement 1

Together with non-exclusive easements for drainage, landscaping and construction of improvements contained in Drainage and Restriction Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2171, of the Public Records of Okaloosa County, Florida.

Easement 2

Together with non-exclusive easements for drainage, utilities, vehicular and pedestrian, ingress and egress, signage and landscaping contained in Access, Utilities and Drainage Easement Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2186, of the Public Records of Okaloosa County, Florida.

Easement 3

Together with non-exclusive easements for vehicular and pedestrian ingress and egress, and the installation, use, maintenance and removal of utilities contained in Operation and Easement Agreement by and between HBT, LLC, a Florida limited liability company, and AHB APARTMENTS, LLC, a Delaware limited liability company, recorded in Official Records Book 2830, page 2221, of the Public Records of Okaloosa County, Florida.

FEE PARCEL B:

Lot 2, Alexan Henderson Beach Phase II, as recorded in Plat Book 26, page 20, of the Public Records of Okaloosa County, Florida.

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EXHIBIT B

PERMITTED EXCEPTIONS

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EXHIBIT B

BILL OF SALE

For good and valuable consideration, AHB Apartments LLC, a Delaware limited liability company (“Seller”), sells and conveys to __________________, a __________________ (“Buyer”), the following (collectively, “Personalty”): all mechanical systems, fixtures, furniture, fittings, equipment, computer equipment, machinery, apparatus, appliances, tools, supplies, inventories, furnishings, equipment and other items of tangible personal property placed or installed on or about the Land or the Improvements (as such terms are defined below) and which are owned by Seller and used as a part of or in connection with the Land and Improvements, including, without limitation, all heating, ventilation and air conditioning compressors, engines, systems and equipment; any and all elevators, electrical fixtures, systems and equipment; all plumbing fixtures, systems and equipment; and including those items listed on the attached Exhibit B. Personalty shall exclude personal property that is owned by any tenants, former tenants or the Seller’s management company, or which is leased pursuant to a Service Contract (as defined below).

Seller hereby warrants that it is the owner of the Personalty; that the Personalty is free and clear of liens, encumbrances and adverse claims arising by, through or under Seller; that Seller has the limited liability company power to execute this Bill of Sale and to transfer the Personalty as provided herein; and that it has taken all limited liability company action necessary to authorize the execution and delivery of this Bill of Sale and the transfer of the Personalty to Buyer as provided herein.

THE PERSONALTY IS TRANSFERRED TO BUYER “AS IS” AND “WHERE IS” AND WITH ALL FAULTS, DEFECTS OR OTHER ADVERSE MATTERS. SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY BUYER) WITH RESPECT TO THE PERSONALTY OR ITS CONDITION, EXCEPT AS OTHERWISE PROVIDED HEREIN. CONVEYANCE OF THE PERSONALTY IS SUBJECT TO OTHER LIMITATIONS CONTAINED IN THE PURCHASE CONTRACT (AS DEFINED BELOW).

As used herein, (1) “Land” means the two parcels of real property in Okaloosa County, Florida described on Exhibit A attached hereto and made a part hereof for all purposes; (2) “Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and other improvements located on the Land, (3) “Purchase Contract” means the Real Estate Purchase Agreement, dated January 22, 2016, between Seller and Bluerock Real Estate, L.L.C., a Delaware limited liability company (the predecessor-in-interest of Buyer), and (4) “Service Contract” means any contract to which Seller is a party relating to the operation, maintenance or management of the Property, including any agreements for electric, gas, telephone, cable television, laundry services, security alarm monitoring, sewer, trash collection or similar services, supply contracts, and leasing brokerage agreements, except the Seller’s property management agreement.

Dated: __________________, 2016	AHB Apartments LLC

	By:	AHB Development LLC, a Delaware limited liability company, its sole member

		By:	NF 108 Henderson Beach Limited Partnership, a Delaware limited partnership, its manager

			By:	NF 105 Development GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

39

EXHIBIT C

ASSIGNMENT OF LEASES AND RENTS

For good and valuable consideration, AHB Apartments LLC, a Delaware limited liability company (“Assignor”), assigns to __________________, a __________________ (“Assignee”), the following (collectively, the “Landlord Interests”): (1) all right, title, interest and estate of Assignor in, to and under all leases and rental agreements permitting occupancy or use of any apartment unit or other space in the Improvements (collectively, “Leases”), including those leases listed on the attached Exhibit B; (2) all right, title, interest and estate of Assignor in, to and under all guaranties of Leases; and (3) all rents, revenues, income, profits and receipts due under the Leases or otherwise receivable by the owner of the Property for use or occupancy of any of the Property (“Rents”) due on or after the date of this Assignment of Leases and Rents.

Assignor hereby warrants that it is the owner of the Landlord Interests; that it has the limited liability company power to execute this Assignment of Leases and Rents and to transfer the Landlord Interests as provided herein; and that it has taken all limited liability company action necessary to authorize the execution and delivery of this Assignment of Leases and Rents and the transfer of the Landlord Interests to Assignee as provided herein.

ASSIGNOR SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY) WITH RESPECT TO THE LANDLORD INTERESTS, EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE PURCHASE CONTRACT (AS DEFINED BELOW). CONVEYANCE OF THE LANDLORD INTERESTS IS SUBJECT TO OTHER LIMITATIONS CONTAINED IN THE PURCHASE CONTRACT.

As used herein, (1) “Land” means the two parcels of real property in Okaloosa County, Florida described on Exhibit A attached hereto and made a part hereof for all purposes; (2) “Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and other improvements located on the Land; (3) “Property” means the Land and the Improvements; and (4) “Purchase Contract” means the Real Estate Purchase Agreement, dated January 22, 2016, between Assignor and Bluerock Real Estate, L.L.C., a Delaware limited liability company (the predecessor-in-interest of Assignee).

Dated: __________________, 2016	AHB Apartments LLC

	By:	AHB Development LLC, a Delaware limited liability company, its sole member

		By:	NF 108 Henderson Beach Limited Partnership, a Delaware limited partnership, its manager

			By:	NF 105 Development GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

40

EXHIBIT D

ASSIGNMENT

For good and valuable consideration, AHB Apartments LLC, a Delaware limited liability company (“Assignor”), assigns to __________________, a __________________ (“Assignee”), the following (collectively, the “Miscellaneous Assets”): (1) all right, title and interest of Assignor in, to and under all contracts listed in Exhibit B to this Assignment (collectively, “Assigned Contracts”); (2) all right, title and interest of Assignor in and to all transferable plans and specifications, permits, licenses (including to the extent owned and assignable by Assignor), software licenses for software operating on any equipment acquired by Assignee), approvals, utility rights, development rights and similar rights related to the Property, if any, whether granted by governmental authorities or private persons; (3) all right, title and interest of Assignor in and to all telephone numbers and fax numbers with respect to the Property; (4) all right, title and interest of Assignor in and to all assignable warranties and guaranties covering all or any part of the Property, excluding warranties and guaranties provided by any affiliate of Assignor (including TCR NF Construction Limited Partnership) and (5) all escrow or reserve accounts held by Lender in connection with the Loan (to the extent Lender retains such escrow or reserve accounts for the benefit of Assignee under the Loan).

Assignor hereby warrants that it is the owner of the Miscellaneous Assets; that it has the limited liability company power to execute this Assignment and to transfer the Miscellaneous Assets as provided herein; and that it has taken all limited liability company action necessary to authorize the execution and delivery of this Assignment and the transfer of the Miscellaneous Assets to Assignee as provided herein.

ASSIGNOR SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY) WITH RESPECT TO THE MISCELLANEOUS ASSETS, EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE CONTRACT (AS DEFINED BELOW). CONVEYANCE OF THE MISCELLANEOUS ASSETS IS SUBJECT TO OTHER LIMITATIONS CONTAINED IN THE PURCHASE CONTRACT.

As used herein, (1) “Land” means the two parcels of real property in Okaloosa County, Florida described on Exhibit A attached hereto and made a part hereof for all purposes; (2) “Property” means the Land and all buildings, structures, parking areas, sidewalks, landscaping and other improvements located on the Land; (3) “Purchase Contract” means the Real Estate Purchase Agreement, dated January 22, 2016, between Assignor and Bluerock Real Estate, L.L.C., a Delaware limited liability company (the predecessor-in-interest of Assignee); (4) Lender” means Western-Southern Life Assurance Company; and (5) “Loan” means the existing loan in the original principal amount of $38,500,000 held by Lender and secured by the Property.

Dated: __________________, 2016	AHB Apartments LLC

	By:	AHB Development LLC, a Delaware limited liability company, its sole member

		By:	NF 108 Henderson Beach Limited Partnership, a Delaware limited partnership, its manager

			By:	NF 105 Development GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

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EXHIBIT E

TENANT NOTICE

_____________, 2016

Alexan Henderson Beach
4131 Commons Drive W.
Destin, Florida 32541

Re: Notice of Sale regarding Alexan Henderson Beach

Dear Resident:

Notice is hereby given to the tenants of Alexan Henderson Beach (the “Property”) that AHB Apartments LLC (“Landlord”) has sold the Property to ____________________ (“Buyer”) effective as of this date. Landlord has transferred your lease to the Buyer and Buyer has assumed all of the obligations of Landlord under your lease, including any obligations with respect to your security deposit. Unless previously applied by the Landlord under the terms of your lease, Buyer acknowledges that it has received and is responsible for your security deposit, which security deposit has been transferred to Buyer. Buyer is now your landlord and all future rent payments under your lease shall be made to Buyer by delivering a check or money order payable to the order of “__________________” to the on-site manager of the Property. Any notices or communication directed to Buyer should be mailed to ________________________. Except as stated in this letter concerning future rent payments, the terms of your lease will remain in effect.

Sincerely,

Landlord:	AHB Apartments LLC,
a Delaware limited liability company

	By:	AHB Development LLC, a Delaware limited liability company, its sole member

		By:	NF 108 Henderson Beach Limited Partnership, a Delaware limited partnership, its manager

			By:	NF 105 Development GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

Buyer:	___________________________

By:
Name:
Title:

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EXHIBIT F

ASSUMPTION

This Assumption, dated _________, 2016, is executed by__________________, a ________________________ (“Buyer”), in favor of AHB Apartments LLC, a Delaware limited liability company (“Seller”).

1.          Background. Seller and Bluerock Real Estate, L.L.C., a Delaware limited liability company (as predecessor-in-interest of Buyer) entered into a Real Estate Purchase Agreement dated as of January 22, 2016 (the “Purchase Contract”), pursuant to which Seller is conveying to Buyer the apartment development known as “Alexan Henderson Beach” (the “Property”) located in Okaloosa County, Florida. The Property is being conveyed subject to a loan (the “Loan”) in the original principal amount of $38,500,000 made to Seller by Western-Southern Life Assurance Company. As an adjunct to the conveyance, Seller is assigning to Buyer (a) the contracts listed in Exhibit A attached hereto (the “Assigned Contracts”) and (b) the leases listed in Exhibit B attached hereto (the “Leases”). Buyer has agreed to execute and deliver this Assumption pursuant to the Purchase Contract.

2.          Assumption. Buyer hereby assumes and agrees to pay and perform all of the terms, covenants, conditions and obligations of the Seller or the owner of the Property under or with respect to the Assigned Contracts, the Leases and the Loan to the extent those terms, covenants, conditions and obligations are to be performed on or after the date of this Assumption.

3.          Purchase Contract Not Affected. The obligations of Buyer under this Assumption have no effect on any obligations (whether similar or dissimilar) that Buyer has under the Purchase Contract. The undertakings of Buyer in this Assumption and the Purchase Contract shall be independent of each other.

Dated: ____________, 2016

By:
Name:
Title:

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EXHIBIT G

AFTER RECORDING RETURN TO: Jones Day Attention: Melvis O. Houseman 325 John H. McConnell Blvd. Suite 600 Columbus, Ohio 43215

DECLARATION OF RESTRICTIVE COVENANTS

This Declaration of Restrictive Covenants (this “Declaration”), dated as of _____________, 2016, is made by AHB Apartments LLC, a Delaware limited liability company (“Declarant”).

1.           Background.

Declarant owns the land described in Exhibit A to this Declaration (the “Burdened Land”). Declarant is simultaneously with the execution of this Declaration conveying the Burdened Land to ________________, a __________________ (“Landowner”). Declarant and Landowner have agreed to impose certain restrictions on the Burdened Land. But for creation of such restrictions, Declarant would not convey the Burdened Land to Landowner.

2.           Use Restrictions.

For the term of this Declaration (as provided in Section 5): (a) no condominium map, declaration of condominium ownership or other device for the purpose of creating fractionalized ownership may be made effective as to the Burdened Land or any improvements located on the Burdened Land, or any part of the Burdened Land or any such improvements, and any condominium map, declaration of condominium ownership or other device attempted for the purpose of creating fractionalized ownership during such term shall be void; (b) no dwelling unit located on the Burdened Land may be conveyed separately from all other dwelling units located on the Burdened Land; and (c) neither the Burdened Land nor any improvements located on the Burdened Land, nor any part of the Burdened Land or any such improvements, may be conveyed to a cooperative or other entity the purpose of which is to provide occupants of the Burdened Land or any improvements located on the Burdened Land with any ownership interest in the Burdened Land or any such improvements. Nothing in this Section 2 is intended to prevent ownership of the Burdened Land or any improvements located on the Burdened Land by a partnership, corporation, limited liability company, trust or other entity so long as the ownership of the entity (other than incidental amounts) is not vested, directly or indirectly, in persons who are occupants of the Burdened Land or any improvements located on the Burdened Land.

3.           Burden and Benefit.

The restrictions imposed by this Declaration shall burden the Burdened Land, and the Burdened Land shall be held, transferred, sold and conveyed subject to such restrictions, whether or not reference is made to this Declaration in the related conveyance document. The restrictions imposed by this Declaration shall run with the land and be binding on all successor owners and other parties having any interest in the Burdened Land, whether or not so stated in any conveyance document. The restrictions imposed by this Declaration shall benefit and may be enforced by Declarant and any person who, from time to time, is or was the holder of a direct or indirect ownership interest in Declarant.

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4.           Enforcement.

This Declaration may be enforced by injunction, it being specifically recognized that damages will not be an adequate remedy to compensate for a violation of this Declaration. Failure by any person to enforce this Declaration shall not be deemed a waiver of the right to do so. Any person who prevails in any action to enforce this Declaration will be entitled to recover reasonable attorneys’ fees and other costs of enforcement.

5.           Term.

The restrictions imposed by this Declaration will be in force for a period ending on March 18, 2022. However, the restrictions imposed by this Declaration will cease to apply to any building on the Burdened Land and the portion of the Burdened Land occupied by that building if the building is completely destroyed by fire, windstorm or other casualty or if the building is demolished.

6.           Miscellaneous.

A determination that any provision of this Declaration is invalid or unenforceable will not affect the validity or enforceability of any other provision of this Declaration or the enforceability of that provision under other circumstances. The captions in this Declaration are for convenience of reference and are not to be considered in construing this Declaration. This Declaration shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

WITNESSES:	AHB Apartments LLC

	By:	AHB Development LLC, a Delaware limited liability company, its sole member

		By:	NF 108 Henderson Beach Limited Partnership,
Name:			a Delaware limited partnership, its manager

			By:	NF 105 Development GP LLC, a Delaware
Name:				limited liability company, its general partner

By:
Name:
Title:

45

STATE OF ___________________	}
}
COUNTY OF _________________	}

The foregoing instrument was acknowledged before me this ____________, 2016, by ____________________, as ____________________ of NF 105 Development GP LLC, Delaware limited liability company, on behalf of such limited liability company acting as general partner on behalf of NF 108 Henderson Beach Limited Partnership, a Delaware limited partnership, acting as manager on behalf of AHB Development LLC, a Delaware limited liability company, acting as the sole member on behalf of AHB Apartments LLC, a Delaware limited liability company. He/she is personally known to me or has produced ___________________ as identification.

Notary Public for

Print Name

My commission Expires:

46